Exhibit 99.1

      Aegis Assessments, Inc. Provides Additional Information on
                   Hurricane Katrina Relief Efforts

    SCOTTSDALE, Ariz.--(BUSINESS WIRE)--Sept. 7, 2005--Aegis Assessments, Inc. (OTCBB:AGSI) announced today that it will be providing its Aegis SafetyNet(TM) RadioBridge system and a training crew to assist federal, state and local agencies in the greater New Orleans area in their hurricane relief efforts. The SafetyNet(TM) Radio Bridge interconnects incompatible radios and bridges them beyond their normal capabilities to provide immediate radio interoperability at an emergency site.
    "We received a bulletin from APCO (the Association of Public-Safety Communications Officials) regarding providing assistance to first responders in the Gulf Coast," said Aegis President Richard Reincke. "We provided RadioBridges last year to assist the Department of Homeland Security in hurricane relief efforts in Florida, and we're going to help again. Public safety telecommunications and emergency responders across the country are rallying in support of their colleagues in this critical time, and we want to do our part." APCO is helping APCO International members in the Gulf Coast region contact other members with either their individual or organizational needs following the devastation wrought by Hurricane Katrina.
    The Association of Public-Safety Communications Officials International, Inc. is the world's oldest and largest professional organization dedicated to the enhancement of public safety communications. APCO serves the professional needs of its 14,000 members worldwide by creating a platform for setting professional standards, addressing professional issues and providing education, products and services for people who manage, operate, maintain and supply the communications systems used by police, fire and emergency medical dispatch agencies throughout the world.
    The Aegis SafetyNet(TM) Radio Bridge was referenced in the Congressional Quarterly last year as a provider of radio bridging or "patchworking" devices. The article stated that the idea of patchworking appears to be gaining support inside the DHS because it can provide radio interoperability at a significantly lower cost than purchasing new emergency radio systems for every agency in the country. Modern radio systems can cost $150 million to $300 million per state.

    About Aegis Assessments, Inc.

    Aegis Assessments Inc. (OTCBB:AGSI) is a wireless technology company that enables emergency responders to operate with increased effectiveness. Through the SafetyNet(TM) line of products, the company provides communications solutions to public safety agencies and commercial facilities for homeland security and life safety applications. Integrating emergency and life safety systems available to the public and private sectors is the new challenge in homeland security that the company's products and technologies address.
    This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. You should not place undue reliance on forward-looking statements, because they involve these risks and uncertainties. You should independently investigate and fully understand all risks before making investment decisions.

    CONTACT: Aegis Assessments, Inc.
             Glenn Busch, 480-778-9140
             E-mail: Richard@aegiscorporate.com
             Web site: www.aegiscorporate.com